Exhibit 10.2

AMENDMENT TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS FIRST AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made and entered into as of February 13, 2024, by and between Relativity Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Trust Agreement (as defined below).

WHEREAS, the Company and the Trustee entered into that certain Investment Management Trust Agreement, dated as of February 10, 2022 (the “Original Trust Agreement”);

WHEREAS, Section 6(c) of the Original Trust Agreement provides that any provision (except for Sections 1(i), 2(f) or Exhibit A thereof) of the Original Trust Agreement may only be changed, amended or modified (other than to correct a typographical error) by a writing signed by each of the Company and the Trustee;

WHEREAS, at a special meeting of the Company held on February 13, 2024, the Company’s stockholders approved a proposal to amend the Trust Agreement permitting the Trustee to maintain the funds in the Trust Account in an interest-bearing demand deposit account at a bank; and

WHEREAS, each of the Company and the Trustee desire to amend the Original Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I. Amendments to Trust Agreement.

(a) Sections 1(c) of the Original Trust Agreement are hereby amended and restated to read in their entirety as follows:

1. Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(c) In a timely manner, upon the written instruction of the Company, i) hold funds uninvested, ii) hold funds in an interest-bearing bank demand deposit account at a bank, or iii) invest and reinvest the Property in solely United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by the Company; the Trustee may not invest in any other securities or assets, it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder and while invested or uninvested, the Trustee may earn bank credits or other consideration.

II. Entire Agreement.

The parties hereto agree that except as provided in this Amendment, the Original Trust Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Original Trust Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice Precedent

RELATIVITY ACQUISITION CORP.

By:	/s/ Tarek Tabsh
Name:	Tarek Tabsh
Title:	Chief Executive Officer